Exhibit 15.4

April 24, 2023

VIA EDGAR

Division of Corporation Finance

Office of Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Noah Holdings Limited Submission under the Item 16I(a) of Form 20-F

Attn:	Division of Corporation Finance Office of Finance

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act (the “HFCA Act”), Noah Holdings Limited (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

On April 12, 2022, the Company was conclusively listed by the U.S. Securities and Exchange Commission (the “SEC”) as a Commission-Identified Issuer pursuant to the HFCA Act because it filed an annual report on Form 20-F for the fiscal year ended December 31, 2021 with the SEC on April 6, 2022 with an audit report issued by Deloitte Touche Tohmatsu Certified Public Accountants LLP, a registered public accounting firm retained by the Company for the preparation of the audit report on the Company’s financial statements included therein. Deloitte Touche Tohmatsu Certified Public Accountants LLP is a registered public accounting firm headquartered in mainland China, a jurisdiction where the Public Company Accounting Oversight Board (the “PCAOB”) determined that it was unable to inspect or investigate registered public accounting firms headquartered there until December 2022 when the PCAOB vacated its previous determination.

To the Company’s knowledge and based on an examination of its shareholder register and public filings made by its shareholders, including among others, the Schedule 13G/A filed by Yiheng Capital Partners, L.P. on February 14, 2023 and the Schedule 13G/A filed by FIL Limited on April 10, 2023, the Company respectfully submits that it is not owned or controlled by a governmental entity in China as of the date of this submission.

Based on an examination of the Company’s shareholder register and public filings made by its shareholders, to the Company’s knowledge, no shareholder other than Jing Investors Co., Ltd., Yiheng Capital Partners, L.P., FIL Limited, Jia Investment Co., Ltd., Yin Investment Co., Ltd., certain investment funds affiliated with Sequoia Capital China and Quan Investment Co., Ltd. owned more than 5% of the Company’s outstanding shares as of December 31, 2022.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact me, by phone at (86) 21 8035 9221, or you may contact our outside legal counsel, Steve Lin, Kirkland & Ellis International LLP, at (86) 10 5737 9315.

Noah Holdings Limited

By:	/s/ Qing Pan
Name: Qing Pan
Title: Chief Financial Officer

cc:Steve Lin, Kirkland & Ellis International LLP